Exhibit 10.1

EDISON INTERNATIONAL

2024 Long-Term Incentives

Terms and Conditions

1.	LONG-TERM INCENTIVES

The long-term incentive awards granted in 2024 (“LTI”) for eligible persons (each, a “Holder”) employed by Edison International (“EIX”) or its participating affiliates include the following:

●	Nonqualified stock options to purchase shares of EIX Common Stock (“EIX Options”) as described in Section 3;
●	Contingent EIX performance units (“Performance Shares”) as described in Section 4; and
●	Restricted EIX stock units (“Restricted Stock Units”) as described in Section 5.

Each of the LTI awards will be granted under the EIX 2007 Performance Incentive Plan (the “Plan”) and will be subject to adjustment as provided in Section 7.1 of the Plan.

The LTI shall be subject to these 2024 Long-Term Incentives Terms and Conditions (these “Terms”).  The LTI shall be administered by the Compensation and Executive Personnel Committee of the EIX Board of Directors (the “Committee”).  The Committee shall have the administrative powers with respect to the LTI set forth in Section 3.2 of the Plan.

In the event EIX grants LTI to a Holder, the number of EIX Options, Performance Shares and Restricted Stock Units granted to the Holder will be evidenced by either a written or electronic award certificate delivered by EIX to the Holder.

2.	VESTING OF LTI

Subject to Sections 8 and 9 the following vesting and payment rules shall apply to the LTI:

2.1	EIX Options. The EIX Options will vest over a three-year period as described in this Section 2 (the “Vesting Period”). The effective “initial vesting date” will be January 2, 2025, or six months after the date of the grant, whichever date is later. The EIX Options will vest as follows (with the EIX Options covered by each of the second and third vesting installments rounded down to the nearest whole share and any fractional share interests otherwise covered by such installments added to the first vesting installment):
●	On the initial vesting date, one-third of the award will vest.
●	On January 2, 2026, an additional one-third of the award will vest.
●	On January 4, 2027, an additional one-third of the award will vest.
2.2	Performance Shares. The Performance Shares will vest and become payable to the extent earned as determined at the end of the three-calendar-year period commencing on January 1, 2024, and ending December 31, 2026 (the “Performance Period”), subject to the provisions of Section 4.
2.3	Restricted Stock Units. The Restricted Stock Units will vest and become payable on January 4, 2027.
2.4	Continuance of Employment/Service Required. The vesting schedule requires continued employment by, or continued service to, the Companies through each applicable vesting date as a condition for the vesting of the applicable installment of the LTI and the rights and benefits thereunder. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Holder to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services except as provided in Sections 8 and 9 below.

3.	EIX OPTIONS
3.1	Exercise Price. The exercise price of an EIX Option stated in the award certificate is the closing price (in regular trading) of a share of EIX Common Stock on the New York Stock Exchange for the effective date of the grant.
3.2	Cumulative Exercisability; Term of Option. The vested portions of the EIX Options will accumulate to the extent not exercised, and be exercisable by the Holder subject to the provisions of this Section 3 and Sections 8 and 9, in whole or in part, in any subsequent period but not later than January 3, 2034.
3.3	Method of Exercise. The Holder may exercise an EIX Option by providing written notice to EIX on the form prescribed by the Committee for this purpose, or completion of such other EIX Option exercise procedures as EIX may prescribe, accompanied by full payment of the applicable exercise price. Payment must be in cash or its equivalent acceptable to EIX. At the discretion of the Holder, shares of EIX Common Stock (whether the shares (i) are owned by the Holder, (ii) are withheld in the case of a reduction in the number of shares otherwise deliverable pursuant to the EIX Option exercise, or (iii) are sold as part of a broker-assisted “cashless” or “sell-to-cover” exercise) may be used to pay the exercise price and/or the Company’s applicable withholding obligation, subject to Section 12.1 below and such administrative rules and procedures as EIX may prescribe and provided the Company can comply with any legal requirements; shares owned by the Holder and used for such payment, and any shares withheld in the case of a reduction in the number of shares otherwise deliverable pursuant to the EIX Option exercise, will be valued on the exercise date at a per-share price equal to the closing price of EIX Common Stock on the New York Stock Exchange, while shares that are used for such payment in a broker-assisted cashless or sell-to-cover exercise will be valued at the applicable sales price in such cashless or sell-to-cover exercise. (“Companies” or “Company” means EIX and its affiliates, or any of them, as the context may require.) Until payment is accepted, the Holder will have no rights in the optioned stock. The provisions of Section 10 must be satisfied as a condition precedent to the effectiveness of any purported exercise.
4.	Automatic Exercise. Except as may otherwise be determined by the Committee in advance of the applicable exercise date and subject to the conditions below, the Holder’s then-outstanding vested EIX Options shall automatically be exercised by EIX on behalf of the Holder on the last New York Stock Exchange trading day that occurs during the term of such options (including any shortened term as a result of a termination of employment or in connection with a Change in Control of EIX as provided in Sections 8 and 9) at or after the close of the market on such day, to the extent such options are not otherwise exercised by the Holder on or before such time. In connection with any automatic exercise of outstanding vested EIX Options, EIX shall satisfy the exercise price of the EIX Options and the applicable withholding obligation by withholding that number of EIX shares of Common Stock otherwise issuable pursuant to the options having a value (based on the closing price of EIX Common Stock on the New York Stock Exchange on the exercise date, or if no sales of EIX Common Stock were reported on the New York Stock Exchange on that date, the closing price of EIX Common Stock on the New York Stock Exchange on the next preceding day on which sales of EIX Common Stock were reported) equal to the exercise price of the EIX Options and the applicable withholding obligation. Outstanding vested EIX Options shall only be automatically exercised by EIX on behalf of the Holder if (i) the EIX Options have an exercise price that is lower than the price of a share of EIX Common Stock on the New York Stock Exchange at the time of exercise so that the options are “in-the-money,” and (ii) the exercise by EIX complies with all legal requirements applicable to EIX.
4.PERFORMANCE SHARES
4.1	Performance Shares. Performance Shares are EIX Common Stock-based units subject to a performance vesting requirement. A target number of contingent Performance Shares will be awarded on the initial grant date. Fifty percent (50%) of the grant date value (based on EIX’s valuation methodology for the award) of the contingent Performance Shares will be a target number of contingent Performance Shares subject to a performance measure based on the percentile ranking of EIX total shareholder return (“TSR”) among the TSRs for the stocks comprising the Comparison Group (as defined below) over the Performance Period (these contingent Performance Shares are referred to as the “TSR Performance Shares”). The other fifty percent (50%) of the grant date value (based on EIX’s valuation methodology for the award) of the contingent Performance Shares will be a target number of contingent Performance Shares subject to a performance measure based on EIX’s average core earnings per share (“EPS”) over the Performance Period (these contingent Performance Shares are referred to as the “EPS Performance Shares”). The TSR Performance Shares and EPS Performance Shares will be increased by any additional Performance Shares created by “reinvestment” of dividend equivalents as provided in Section 4.5.
4.2	TSR Performance Shares. The actual amount of TSR Performance Shares to be paid will depend on EIX’s TSR percentile ranking (“TSR Percentile Rank”) on the Performance Measurement Date (as defined herein). If EIX’s TSR Percentile Rank is below the 25th percentile, no TSR Performance Shares will be paid. Twenty-five percent (25%) of the target number of TSR Performance Shares will be paid if EIX’s TSR Percentile Rank is at the 25th percentile. The target number of TSR Performance Shares will be paid if EIX’s TSR Percentile Rank is at the 50th percentile. Two times the target number of TSR Performance Shares will be paid if EIX’s TSR Percentile Rank is at the 75th percentile or higher. The payment multiple is interpolated on a straight-line basis if EIX’s TSR Percentile Rank is between the 25th percentile and the 50th percentile, or between the 50th percentile and the 75th percentile, with the resulting payment multiple rounded to two decimal places.

EIX’s TSR Percentile Rank among the Comparison Group is determined as of the Performance Measurement Date using the following formula:

In the formula:

●	R is EIX’s rank among the Comparison Group, where the companies in the Comparison Group (including EIX) are ranked in order of TSR over the entire Performance Period, and the rank of one represents the highest TSR, two the next highest TSR, etc.;
●	N is the total number of companies in the Comparison Group on the Performance Measurement Date.

For example, if EIX is ranked 8th in order of highest TSR among 21 companies in the Comparison Group (including EIX), EIX’s TSR Percentile Rank would be the 65th percentile and the payment multiple would be 160.00% of the target number of TSR Performance Shares.

TSR is calculated using (i) the average of the closing stock prices for the relevant stocks for the 20-trading-day period ending with the last day on which the New York Stock Exchange is open for trading preceding the first day of the Performance Period, and (ii) the average of the closing stock prices for the relevant stocks for the 20-trading-day period ending with the Performance Measurement Date. In making such determination, stock prices will be equitably and proportionately adjusted to the extent (if any) necessary to preserve the intended incentives of the awards and mitigate the impact of any stock split, stock dividend or reverse stock split occurring during the applicable period. Dividends with ex-dividend dates falling inside the Performance Period will be included in the TSR calculations using the assumption that reinvestment occurs on the ex-dividend date.

The “Comparison Group” means EIX and each other company that: is included in the Philadelphia Utility Index on the first day of the Performance Period (each, an “Initial Peer”); and, except as provided below, the common stock (or similar equity security) of which continues through the last trading day of the Performance Period to be listed or traded on an Eligible National Securities Exchange. “Eligible National Securities Exchange” means: the national securities exchange on which the Initial Peer’s common stock (or similar equity security) was listed or traded on the first day of the Performance Period; the New York Stock Exchange; or The Nasdaq Stock Market. If any of the following events occur during the Performance Period, then the following rules apply:

●	In the event of a merger or other business combination that closes during the Performance Period and involves two Initial Peers (including, without limitation, the acquisition of one Initial Peer, or all or substantially all of its assets, by another Initial Peer), then the surviving (or parent, as the case may be) Initial Peer (if any) shall continue to be treated as a member of the Comparison Group but the merged (or subsidiary, as the case may be) Initial Peer shall not continue to be treated as a member of the Comparison Group; however, if a successor entity is established that is an entirely new company, that new company shall be a member of the Comparison Group only if the Committee determines that including the new company in the Comparison group is necessary to preserve the intended incentives and benefits of the awarded TSR Performance Shares.
●	In the event of a merger or other business combination that closes during the Performance Period and involves an Initial Peer and a company that is not an Initial Peer, then if the Initial Peer is the surviving entity, it shall continue to be treated as a member of the Comparison Group; otherwise, the surviving, resulting, or successor entity, as the case may be, shall not be a member of the Comparison Group.
●	If an Initial Peer sells, spins-off, or disposes of a portion of its business, the Initial Peer shall continue to be treated as a member of the Comparison Group unless such disposition(s) results in the disposition (other than to one or more subsidiaries of the Initial Peer) of more than 50% of the Initial Peer’s total assets determined as of the first day of the Performance Period.
●	With respect to the preceding bullets, the applicable stock prices shall be equitably and proportionately adjusted to the extent (if any) necessary to preserve the intended incentives of the awarded TSR Performance Shares and mitigate the impact of the transaction.
●	If an Initial Peer (or a successor, survivor or parent pursuant to the preceding bullet points) would otherwise continue to be treated as a member of the Comparison Group, but it no longer has a class of equity securities listed on an Eligible National Securities Exchange, it will be removed from the Comparison Group.
●	If an Initial Peer files for bankruptcy or liquidates due to an insolvency, such company shall continue to be treated as a Comparison Group member and its TSR for the Performance Period shall be deemed to be negative 100%.

The “Performance Measurement Date” for the TSR Performance Shares will be the last day of the Performance Period on which the New York Stock Exchange is open for trading. As of that date, the applicable payment multiple will be determined as provided above in this Section 4.2 based on the EIX TSR Percentile Rank achieved during the Performance Period.

4.3	EPS Performance Shares. The Committee shall establish an EIX EPS target for each of calendar year 2024, 2025, and 2026, which are the three calendar years comprising the Performance Period. The Committee shall establish the EIX EPS target for each calendar year no later than during the first 90 days of the applicable calendar year.

The actual amount of EPS Performance Shares to be paid will depend on EIX’s actual EPS performance achieved as a percentage of the EIX EPS target established for the calendar year.  If EIX’s actual EPS for any calendar year is less than eighty percent (80%) of the EIX EPS target amount for the year, the EPS performance multiple for the calendar year will be zero (0).  If EIX’s actual EPS for any calendar year is equal to eighty percent (80%) of the EIX EPS target amount for the year, the EPS performance multiple for the calendar year will be 0.25x.  If EIX’s actual EPS for any calendar year is equal to one hundred percent (100%) of the EIX EPS target amount for the year, the EPS performance multiple for the calendar year will be 1.00x.  If EIX’s actual EPS for any calendar year is equal to or greater than one hundred twenty percent (120%) of the EIX EPS target amount for the year, the EPS performance multiple for the calendar year will be 2.00x.  The EPS performance multiple for a calendar year is interpolated on a straight-line basis if EIX’s actual EPS for the calendar year is between eighty percent (80%) and one hundred percent (100%) of the EIX EPS target amount for the year, or between one hundred percent (100%) and one hundred twenty percent (120%) of the EIX EPS target amount for the year, with the resulting EPS performance multiple rounded to two decimal places.

Following the end of the Performance Period, the EPS performance multiples achieved for each of calendar 2024, 2025 and 2026 will be averaged (determined by including zero (0) for any year in which the EPS achieved was less than eighty percent (80%) of the applicable target for that year), and the resulting average EPS performance multiple achieved for the Performance Period, rounded to two decimal places, is referred to as the “Performance Period EPS Multiple.” The actual amount of EPS Performance Shares to be paid will be determined by multiplying the Performance Period EPS Multiple times the target number of EPS Performance Shares.

EPS is defined as “Core” earnings per share, a non-GAAP financial measure derived from basic GAAP earnings per share by excluding income or loss from discontinued operations and income or loss from significant discrete items that are not representative of ongoing earnings. The Committee shall make one or more Adjustments to the EPS target levels established and/or the level of EPS otherwise obtained for purposes of the EPS Performance Shares to the extent (if any) it determines that such Adjustment(s) is/are necessary to preserve the incentives and benefits intended at the time the Committee established the applicable EPS target level for the applicable calendar year.  “Adjustments” means: (1) excluding the impact of a change in tax rates and other aspects of comprehensive changes to tax laws or regulations; (2) excluding the dilutive effects of acquisitions or joint ventures; (3) assuming that any business divested by EIX or its subsidiaries achieved performance objectives at targeted levels during the balance of the Performance Period following such divestiture; (4) excluding the effect of any event or transaction referenced in Section 7.1 of the Plan; (5) excluding costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under GAAP; (6) excluding the effect of current-year costs recovered through litigation, arbitration, or mediation; (7) excluding the effects of changes to GAAP and changes in our accounting practices with respect to non-GAAP items; (8) mitigation of the unbudgeted impact of unusual or nonrecurring gains or losses, or other extraordinary events not foreseen at the time the Committee established the applicable EPS target level; and (9) any other Adjustments set forth in the applicable Committee resolutions establishing the applicable EPS target level for the applicable calendar year. “GAAP” means generally accepted accounting principles.

4.4	Payment of Performance Shares. The total number of Performance Shares that are earned pursuant to Sections 4.2 and 4.3 will be determined by the Committee. Whole Performance Shares that are earned pursuant to Sections 4.2 and 4.3, and taking dividend equivalents into account pursuant to Section 4.5, will be paid on a one-for-one basis in EIX Common Stock under the Plan. Any fractional Performance Shares earned will be paid in cash based on the closing price per share of EIX Common Stock on the New York Stock Exchange for the date of the Committee’s determination of the number of Performance Shares that are earned pursuant to Section 4.2 and 4.3. The stock and cash payable for the earned Performance Shares will be delivered as soon as practicable for EIX following such determination by the Committee, and in all events no later than March 15, 2027. The Performance Shares are subject to termination and other conditions specified in Sections 8 and 9, and to the provisions of Section 10.
4.5	Dividend Equivalent Reinvestment. For each dividend on EIX Common Stock for which the ex-dividend date falls within the Performance Period and after the date of grant of the Performance Shares, the Holder of the Performance Shares will be credited with an additional number of target Performance Shares. The additional number of shares added on each ex-dividend date will be equal to (i) the per-share cash dividend paid by EIX on its Common Stock with respect to the related ex-dividend date, multiplied by (ii) the Holder’s number of target Performance Shares (including any additional target Performance Shares previously credited under this Section 4.5), divided by (iii) the closing price of a share of EIX Common Stock on the related ex-dividend date, with the result rounded to six decimal places (or, if six is not practicable for EIX or its equity plan administrator, the most decimal places practicable for EIX and its equity plan administrator). Any target Performance Shares added pursuant to the foregoing provisions of this Section 4.5 will be subject to the same vesting, payment, termination and other terms, conditions and restrictions as the original target Performance Shares to which they relate (including, as applicable, application of the TSR payment multiple as contemplated by Section 4.2 or the EPS performance payment multiple as contemplated by Section 4.3). No target Performance Shares will be added pursuant to this Section 4.5 with respect to any target Performance Shares which, as of the related ex-dividend date, have either become payable pursuant to Section 4.4 or terminated pursuant to Section 8.
5.	RESTRICTED STOCK UNITS
5.1	Restricted Stock Units. Restricted Stock Units are EIX Common Stock-based units that vest based on the passage of time. As soon as practicable for EIX following January 4, 2027 (and in all events within 90 days after such date), EIX will pay Restricted Stock Units that have vested, except that if the Restricted Stock Units vest pursuant to Section 8.2, 8.3, 8.4, 8.5 or 9, the Restricted Stock Units will become payable as provided in the applicable section below and as follows. Whole Restricted Stock Units that have vested will be paid on a one-for-one basis in EIX Common Stock under the Plan. Any fractional Restricted Stock Unit will be paid in cash based on the closing price per share of EIX Common Stock on January 4, 2027 or, as to any fractional Restricted Stock Units that have vested pursuant to Section 8.3, 8.4, 8.5 or 9 (including any payment made pursuant to Section 14.7, but excluding any payment where the time for payment is determined by reference to Section 8.2(C)), the closing price per share of EIX Common Stock on the New York Stock Exchange for the business day immediately preceding the day of payment. The Restricted Stock Units are subject to termination and other conditions specified in Sections 8 and 9, and to the provisions of Section 10.
5.2	Dividend Equivalent Reinvestment. For each dividend declared on EIX Common Stock with an ex-dividend date on or after the date an award of Restricted Stock Units is granted and before all of such Restricted Stock Units either have been paid (or converted into a cash amount, as the case may be) pursuant to Section 5.1 (including any payment made pursuant to Section 14.7) or have terminated pursuant to Section 8 or 9, the Holder of such award will be credited with an additional number of Restricted Stock Units equal to (i) the per-share cash dividend paid by EIX on its Common Stock with respect to the related ex-dividend date, multiplied by (ii) the total number of outstanding and unpaid Restricted Stock Units (including any Restricted Stock Units previously credited under this Section 5.2) subject to such award as of such ex-dividend date, divided by (iii) the closing price of a share of EIX Common Stock on the related ex-dividend date, with the result rounded to six decimal places (or, if six is not practicable for EIX or its equity plan administrator, the most decimal places practicable for EIX and its equity plan administrator). Any additional Restricted Stock Units credited pursuant to the foregoing provisions of this Section 5.2 will be subject to the same vesting, payment, termination and other terms, conditions and restrictions as the original Restricted Stock Units to which they relate; provided, however, that the Committee shall retain discretion to pay any Restricted Stock Units in cash rather than shares of EIX Common Stock if and to the extent that payment in shares would exceed the applicable share limits of the Plan. No crediting of Restricted Stock Units will be made pursuant to this Section 5.2 with respect to any Restricted Stock Units which, as of the related ex-dividend date, have either been paid pursuant to Section 5.1 or terminated pursuant to Section 8 or 9.
6.	DELAYED PAYMENT OR DELIVERY OF LTI GAINS

Holders are not eligible to defer any of their LTI granted in 2024, including the payment thereof, into the EIX 2008 Executive Deferred Compensation Plan or any other deferred compensation plan.

7.	TRANSFER AND BENEFICIARY
7.1	Limitations on Transfers. Except as provided below and in Section 10, the LTI will not be transferable by the Holder and, during the lifetime of the Holder, the LTI will be exercisable only by him or her. The Holder may designate a beneficiary who, upon the death of the Holder, will be entitled to exercise the then vested portion of the LTI during the remaining term subject to the provisions of the Plan and these Terms.
7.2	Exceptions. Notwithstanding the foregoing, the LTI of the most senior officer of EIX, the most senior officer of Southern California Edison Company (“SCE”), the General Counsel of EIX, and the Chief Financial Officer of EIX, are transferable to a spouse, children or grandchildren, or trusts or other vehicles established exclusively for their benefit. Any transfer request must specifically be authorized by EIX in writing and shall be subject to any conditions, restrictions or requirements as the Committee may determine. Restricted Stock Units may not, however, be transferred to the extent the transfer would violate (and result in any tax, penalty or interest under) Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
8.	TERMINATION OF EMPLOYMENT
8.1	General. In the event of termination of the employment of the Holder for any reason other than those specified in Sections 8.2, 8.3, 8.4 or 9, the LTI will terminate as follows: (i) the Holder’s unvested EIX Options will terminate for no value as of the Holder’s Termination Date (as defined below), (ii) the Holder’s vested EIX Options will terminate for no value 180 days from the Holder’s Last Day Worked (as defined below) (or, if earlier, on the last day of the applicable EIX Option term) to the extent not theretofore exercised, (iii) the Holder’s unearned Performance Shares will terminate for no value as of the Holder’s Termination Date, and (iv) the Holder’s unvested Restricted Stock Units will terminate for no value as of the Holder’s Termination Date. Any fractional vested EIX Options will be rounded up to the next whole share. The vested and unvested portions of any LTI will be determined as of the Holder’s Last Day Worked after giving effect to any vesting required on such date. For purposes of the LTI, “Last Day Worked” means the last day the Holder is treated as employed on a Company payroll system, subject to the provisions of Section 8.5, and “Termination Date” means the day after the Last Day Worked.
8.2	Retirement. If the Holder’s Last Day Worked is on or after the first day of the month in which he or she (i) attains age 65 or (ii) attains age 61 with five “years of service,” as that term is defined in the Edison 401(k) Savings Plan (a “Retirement”), then the vesting and exercise or payment provisions of this Section 8.2 will apply.
(A)	EIX Options. The EIX Options will remain outstanding and eligible to vest; provided, however, that in the event the Holder’s Retirement occurs within calendar year 2024, the portion of the option that remains outstanding and eligible to vest following the Holder’s Retirement will be prorated by multiplying the total number of shares subject to the option by a fraction (not greater than 1), the numerator of which shall be the number of whole months in calendar year 2024 that the Holder was employed by one or more of the Companies, and the denominator of which shall be twelve (12). In no event shall the Holder be credited with services performed during any portion of a calendar month (even if a substantial portion) if the Holder is not employed by one or more of the Companies as of the last day of such calendar month. The portion of the option not eligible to vest following the Holder’s Retirement after giving effect to the proration described in the preceding two sentences shall terminate as of the Holder’s Retirement, and the Holder shall have no further rights with respect to such terminated portion. Any fractional EIX Options eligible to vest under this Section 8.2 will be rounded up to the next whole number. EIX Options that remain outstanding and eligible to vest following Retirement will vest and become exercisable on the schedule under which they would have been vested had the Holder not retired (one-third of the option grant on the effective initial vesting date (January 2, 2025 or six months after the date of grant, whichever is later) and an additional one-third on each of January 2, 2026 and January 4, 2027, with fractional share interests treated as provided in Section 2.1), except that if the Holder dies, the then-outstanding portion of the option will immediately vest and become exercisable as of the date of the Holder’s death. In the event prorated vesting is required in connection with the Holder’s Retirement, the portion of the option that remains outstanding and eligible to vest will vest and become exercisable first on the effective initial vesting date (up to the maximum number of shares that would have vested and become exercisable on that date had no termination of employment occurred) and so on until the portion of the option that remains outstanding and eligible to vest becomes vested and exercisable, except that if the Holder dies, the then-outstanding portion of the option will immediately vest and become exercisable as of the date of the Holder’s death. Once exercisable, EIX Options will remain exercisable as provided in Section 3 for the remainder of the original EIX Option term.
(B)	Performance Shares. The Performance Shares will vest and become payable at the end of the Performance Period to the extent they would have vested and become payable if the Holder’s employment had continued through the last day of the Performance Period; provided, however, that if the Holder’s Retirement occurs within calendar year 2024, the number of each of the TSR Performance Shares and EPS Performance Shares that remain outstanding and eligible to vest following the Holder’s Retirement will be prorated by multiplying the number of TSR Performance Shares or EPS Performance Shares, respectively, subject to the award by a fraction (not greater than 1), the numerator of which shall be the number of whole months in calendar year 2024 that the Holder was employed by one or more of the Companies, and the denominator of which shall be twelve (12). For this purpose, the number of “whole months” shall be calculated as provided in Section 8.2(A) above. Performance Shares will be payable to the Holder on the payment date specified in Section 4.4 to the extent, as applicable, of the EIX TSR ranking achieved as specified in Section 4.2 or the Performance Period EPS Multiple achieved as specified in Section 4.3. Any unvested Performance Shares (after application of the foregoing vesting provisions) will terminate for no value.
(C)	Restricted Stock Units. The Restricted Stock Units will remain outstanding and eligible to vest following the Holder’s Retirement and will vest and be payable on or as soon as practicable for EIX following January 4, 2027 (and in all events within 90 days after such date); provided, however, that in the event the Holder’s Retirement occurs within calendar year 2024, the number of Restricted Stock Units that remain outstanding and eligible to vest following the Holder’s Retirement will be prorated by multiplying the total number of Restricted Stock Units subject to the award by a fraction (not greater than 1), the numerator of which shall be the number of whole months in calendar year 2024 that the Holder was employed by one or more of the Companies, and the denominator of which shall be twelve

(12). For this purpose, the number of “whole months” shall be calculated as provided in Section 8.2(A) above. Any Restricted Stock Units not eligible to vest following the Holder’s Retirement (after application of the foregoing vesting provisions) will terminate for no value. Notwithstanding the foregoing provisions, if the Holder dies after Retirement and prior to the date the then outstanding Restricted Stock Units are paid, the then outstanding Restricted Stock Units will vest and be paid as soon as practicable for EIX (and in all events within 90 days) following the date of the Holder’s death.
8.3	Death. If, prior to the Holder’s termination of employment with a Company, the Holder dies, the provisions of this Section 8.3 will apply.
(A)	EIX Options. Any unvested EIX Options will immediately vest. The EIX Options will be exercisable immediately as of the date of such termination and will remain exercisable as provided in Section 3 for the remainder of the original EIX Option term.
(B)	Performance Shares. The Performance Shares will vest and become payable at the end of the Performance Period as provided in Section 4.4 to the extent they would have vested and become payable if the Holder’s employment had continued through the last day of the Performance Period.
(C)	Restricted Stock Units. Any unvested Restricted Stock Units will immediately vest and become payable as soon as practicable for EIX (and in all events within 90 days) after the date of the Holder’s death.
8.4	Involuntary Termination Not for Cause. Except as may otherwise be provided in Section 9, upon involuntary termination of the Holder’s employment by his or her employer not for Cause (and other than due to the Holder’s death), the provisions of this Section 8.4 shall apply.
(A)	EIX Options. Unvested EIX Options will vest to the extent necessary to cause the aggregate number of shares subject to vested EIX Options (including any shares acquired pursuant to previously exercised EIX Options) to equal the number of shares granted multiplied by a fraction (not greater than 1), the numerator of which is the number of whole months in the period from January 1 of the year of grant of the award through the Applicable Vesting Date, and the denominator of which is thirty-six (36). For purposes of determining such fraction, no fractional month shall be taken into account. The Holder will have one year following the Last Day Worked in which to exercise the EIX Options, or until the end of the EIX Option term, whichever occurs earlier. The Holder’s vested options will terminate for no value at the end of such period to the extent not theretofore exercised. The portion of the option not eligible to vest following the termination of the Holder’s employment after giving effect to the proration described in this Section 8.4(A) shall terminate as of the Holder’s Termination Date, and the Holder shall have no further rights with respect to such terminated portion. Any fractional EIX Options vested under this Section 8.4(A) will be rounded up to the next whole number.

If the first award granted to the Holder under the Plan was granted prior to January 1, 2022 (“Grandfathered Holder”), then for purposes of the LTI granted to the Grandfathered Holder in 2024, “Applicable Vesting Date” means the one-year anniversary of the Grandfathered Holder’s Last Day Worked; however, if the first award granted to the Holder under the Plan was granted on or after January 1, 2022 (even if the Holder was notified before January 1, 2022 that he or she would receive a grant in 2022), then for purposes of the LTI granted to the Holder in 2024, “Applicable Vesting Date” means the Holder’s Last Day Worked.

“Cause” shall have the meaning ascribed to such term in the EIX 2008 Executive Severance Plan (or any similar successor plan) (the “Severance Plan”).

Notwithstanding anything to the contrary in the preceding paragraph, if the Holder qualifies for Retirement (as defined in Section 8.2) at the time of the termination of the Holder’s employment, or if the Holder is a Grandfathered Holder and would have satisfied the requirements for Retirement if an extra year of service and age were applied, EIX Options will (i) vest (without any proration) and become exercisable on the schedule specified in Section 8.2 and (ii) remain exercisable for the remainder of the original EIX Option term.

(B)	Performance Shares. The Performance Shares will vest and become payable at the end of the Performance Period to the extent they would have vested and become payable if the Holder’s employment had continued through the last day of the Performance Period; provided, however, that the number of each of the TSR Performance Shares and EPS Performance Shares that remain outstanding and eligible to vest following termination of the Holder’s employment will be prorated by multiplying the number of TSR Performance Shares or EPS Performance Shares, respectively, subject to the award by a fraction (not greater than 1), the numerator of which shall be the number of whole months the Holder was employed by one or more of the Companies from January 1, 2024 through the Applicable Vesting Date, and the denominator of which is thirty-six (36). For purposes of determining such fraction, no fractional month shall be taken into account. Such vested Performance Shares will be payable to the Holder as provided in Section 4.4 to the extent, as applicable, of the EIX TSR ranking achieved as provided in Section 4.2 or the Performance Period EPS Multiple achieved as specified in Section 4.3. Any unvested Performance Shares (after application of the foregoing vesting provisions) will terminate for no value as of the Holder’s Termination Date, and the Holder shall have no further rights with respect to such terminated portion.

Notwithstanding anything to the contrary in the preceding paragraph, if the Holder qualifies for Retirement (as defined in Section 8.2) at the time of the termination of the Holder’s employment, or if the Holder is a Grandfathered Holder and would have satisfied the requirements for Retirement if an extra year of service and age were applied, the Performance Shares will vest (without proration) and become payable at the end of the Performance Period as provided in Section 4.4 to the extent they would have vested and become payable if the Holder’s employment had continued through the last day of the Performance Period.

(C)	Restricted Stock Units. The Restricted Stock Units will vest to the extent necessary to cause the aggregate number of vested Restricted Stock Units to equal the number of Restricted Stock Units subject to the award multiplied by a fraction (not greater than 1), the numerator of which is the number of whole months in the period from January 1 of the year of grant of the award through the Applicable Vesting Date, and the denominator of which is thirty-six (36). For purposes of determining such fraction, no fractional month shall be taken into account. Any unvested Restricted Stock Units (after application of the foregoing vesting provisions) will terminate for no value as of the Holder’s Termination Date, and the Holder shall have no further rights with respect to such terminated portion. Subject to the last paragraph of this Section 8.4(C), vested Restricted Stock Units will be paid as soon as practicable for EIX (and in all events within 90 days) following the date of the Holder’s Separation from Service, if the Separation from Service occurs prior to any other applicable payment event otherwise provided for in these Terms. For purposes of the LTI, a “Separation from Service” means the Holder’s “separation from service” with the Company as that term is used for purposes of Section 409A of the Code.

Notwithstanding anything to the contrary in the preceding paragraph, if the Holder qualifies for Retirement (as defined in Section 8.2) at the time of the termination of the Holder’s employment, the Restricted Stock Units will vest (without any proration) and become payable at the same time provided for in Section 8.2(C).

In addition, and notwithstanding anything to the contrary in the preceding two paragraphs, if the Holder is a Grandfathered Holder and does not qualify for Retirement at the time of the termination of the Grandfathered Holder’s employment, but the Grandfathered Holder would have satisfied the requirements for Retirement if an extra year of service and age had been applied at the time of termination, then the Restricted Stock Units (i) will vest (without any proration) and (ii) will, subject to the last paragraph of this Section 8.4(C), become payable as soon as practicable for EIX (and in all events within 90 days) following the date of the Grandfathered Holder’s Separation from Service, if the Separation from Service occurs prior to any other applicable payment event otherwise provided for in these Terms.

If either the first or third paragraphs of this Section 8.4(C) apply and the period for payment of the Restricted Stock Units spans two calendar years, and if Section 8.4(D) applies and the period for delivery of the Holder’s release of claims and any applicable revocation period also spans those two calendar years, then the payment of the applicable Restricted Stock Units will be made (subject to the satisfaction of Section 8.4(D)) within the prescribed period of time but in the second of those two calendar years.

(D)	Conditions of Benefits. Notwithstanding the foregoing provisions, the Holder shall be entitled to the accelerated vesting provided in this Section 8.4 only if the Holder satisfies the applicable conditions for receiving severance benefits set forth in the Severance Plan (including, without limitation, any requirement to execute and deliver a release of claims) in connection with such involuntary termination. In the event that such conditions are not satisfied, the provisions of Section 8.1 above shall apply, and the Holder shall not be entitled to any accelerated vesting under this Section 8.4.
8.5	Effect of Change of Employer. For purposes of the LTI only, involuntary termination of employment will be deemed to occur on the date the Holder’s employing company is no longer a member of the EIX controlled group of corporations as defined in Section 1563(a) of the Code, regardless of whether the Holder’s employment continues with that entity or a successor entity outside of the EIX controlled group. A termination of employment will not be deemed to occur for purposes of the LTI if a Holder’s employment by one EIX Company terminates but immediately thereafter the Holder is employed by another EIX Company.
9.	CHANGE IN CONTROL; EARLY TERMINATION OF LTI

Notwithstanding any other provision herein, in the event of a Change in Control of EIX (as defined in Section 9.6), the provisions of this Section 9 will apply.

9.1	EIX Options. In the event the EIX Options are to terminate pursuant to Section 7.2 of the Plan in connection with a Change in Control of EIX, then upon (or, as may be necessary to effect the acceleration, immediately prior to) the Change in Control of EIX the then-outstanding and unvested EIX Options will become fully vested; provided, however, that this automatic acceleration provision will not apply with respect to any EIX Options to the extent the Committee has made a provision for the substitution, assumption, exchange or other continuation of the EIX Options. In the event of such a termination where the Committee has not provided for a cash settlement of the EIX Options as described below, the Holder of each EIX Option that is to be so terminated will be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise such EIX Option in accordance with its terms before such termination (except that in no event will more than 10 days’ notice of the accelerated vesting and impending termination be required). The Committee may provide, as to each EIX Option that is to be terminated in connection with a Change in Control of EIX, to settle the EIX Option by a cash payment to the Holder of such option based upon the distribution or consideration payable to the holders of the EIX Common Stock upon or in respect of such event, such cash payment to be made as soon as practicable for EIX after the Change in Control of EIX.
9.2	Performance Shares. In the event the Performance Shares are to terminate pursuant to Section 7.2 of the Plan in connection with a Change in Control of EIX, then the Performance Period for all outstanding Performance Shares will be shortened so that the Performance Period will be deemed to have ended on the last day prior to such Change in Control of EIX, and the Performance Shares that will vest and become payable will be determined in accordance with Section 4.2 (TSR Performance Shares) or 4.3 (EPS Performance Shares) based on such shortened Performance Period (and, with respect to the EPS Performance Shares, after giving effect to a proportionate adjustment by the Committee to the EIX EPS target established for the year in which the Change in Control of EIX occurs to pro-rate such target for the portion of such year elapsed through the last day prior to such Change in Control of EIX); provided, however, that this automatic acceleration provision will not apply with respect to any Performance Shares to the extent the Committee has made a provision for the substitution, assumption, exchange or other continuation of the Performance Shares. Any Performance Shares that become subject to a shortened Performance Period pursuant to this Section 9.2 shall be paid, to the extent such Performance Shares become vested and payable after giving effect to the first sentence of this Section 9.2, to the Holder in cash as soon as practicable for EIX (and in all events within 74 days ) after the date of the Change in Control of EIX, and any such Performance Shares that do not become vested and payable shall terminate for no value as of the date of the Change in Control of EIX.
9.3	Restricted Stock Units. This Section 9.3 applies to the Restricted Stock Units notwithstanding anything to the contrary in Section 7.2 of the Plan. The Committee may not exercise any discretion to change the payment date(s) of the Restricted Stock Units except as otherwise expressly provided in this Section 9.3 or as otherwise compliant with (so as to not result in any tax, penalty or interest under) Section 409A of the Code. The Restricted Stock Units may only be terminated in connection with a Change in Control of EIX to the extent the termination satisfies the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix) (Plan

Terminations and Liquidations). In the event the Restricted Stock Units are to terminate in connection with such an event, then upon (or, as may be necessary to effect the acceleration, immediately prior to) the Change in Control of EIX, the then-outstanding and unvested Restricted Stock Units will become fully vested. In the event the Restricted Stock Units are not to be so terminated in connection with such an event, the Committee shall make provision for the substitution, assumption, exchange or other continuation of the Restricted Stock Units in a manner that is compliant with (and does not result in any tax, penalty or interest under) Section 409A of the Code and the Restricted Stock Units shall be paid at the first applicable time otherwise provided in these Terms.
9.4	Severance Plan Benefits. If a Holder experiences a Qualifying Termination Event as defined in the Severance Plan (or a similar employment termination under a successor plan) associated with a Change in Control as defined in the Severance Plan, then (i) the Holder’s outstanding EIX Options will immediately vest, (ii) the Holder will have two years following the Last Day Worked in which to exercise such EIX options if the Holder is a Senior Vice President or an officer of higher rank of EIX or SCE or eligible to be treated as such an officer under the Severance Plan (three years if the Holder is the most senior officer of EIX, the most senior officer of SCE, the General Counsel of EIX, or the Chief Financial Officer of EIX), in each case subject to earlier termination at the end of the applicable option term or as provided in Section 9.1 above, (iii) any then outstanding Performance Shares shall be treated as provided for in Section 8.3(B) above, if the applicable performance period has not been shortened pursuant to Section 9.2 above, and (iv) any then outstanding Restricted Stock Units will immediately and fully vest, and will be paid as soon as practicable for EIX (and in all events within 90 days) following the date of the Holder’s Separation from Service, if vesting had not otherwise been triggered by Section 9.3 above.
9.5	Other Acceleration Rules. Any acceleration of LTI pursuant to this Section 9 will comply with applicable legal requirements and, if necessary to accomplish the purposes of the acceleration or if the circumstances require, may be deemed by the Committee to occur within a limited period of time not greater than 30 days prior to the Change in Control of EIX. Without limiting the generality of the foregoing, the Committee may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of a LTI if the event giving rise to acceleration does not occur.
9.6	Definition of Change in Control of EIX. A “Change in Control of EIX” shall be deemed to have occurred as of the first day, after the date of grant, that any one or more of the following conditions shall have been satisfied:
(A)	Any Person (other than a trustee or other fiduciary holding securities under an employee benefit plan of EIX) becomes the Beneficial Owner, directly or indirectly, of securities of EIX representing thirty percent (30%) or more of the combined voting power of EIX’s then outstanding securities. For purposes of this clause, “Person” shall mean any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, except that such term shall not include one or more underwriters acquiring newly-issued voting securities (or securities convertible into voting securities) directly from EIX with a view towards distribution; and the term “Beneficial Owner” shall mean as defined under Rule 13d-3 promulgated under the Exchange Act.
(B)	On any day after the date of grant (the “Reference Date”) Continuing Directors cease for any reason to constitute a majority of the EIX Board of Directors (the “Board”). A director is a “Continuing Director” if he or she either:
(i)	was a member of the Board on the applicable Initial Date (an “Initial Director”); or
(ii)	was elected to the Board, or was nominated for election by EIX’s shareholders, by a vote of at least two-thirds (2/3) of the Initial Directors then in office.

A member of the Board who was not a director on the applicable Initial Date shall be deemed to be an Initial Director for purposes of clause (b) above if his or her election, or nomination for election by EIX’s shareholders, was approved by a vote of at least two-thirds (2/3) of the Initial Directors (including directors elected after the applicable Initial Date who are deemed to be Initial Directors by application of this provision) then in office.  For these purposes, “Initial Date” means the later of (A) the date of grant or (B) the date that is two (2) years before the Reference Date.

(C)	EIX is liquidated; all or substantially all of EIX’s assets are sold in one or a series of related transactions; or EIX is merged, consolidated, or reorganized with or involving any other corporation, other than a merger, consolidation, or reorganization that results in the voting securities of EIX outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of EIX (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization. Notwithstanding the foregoing, a bankruptcy of EIX or a sale or spin-off of an affiliate of EIX (short of a dissolution of EIX or a liquidation of substantially all of EIX’s assets, determined on an aggregate basis) will not constitute a Change in Control of EIX.
(D)	The consummation of such other transaction that the Board may, in its discretion in the circumstances, declare to be a Change in Control of EIX for purposes of the Plan.
10.	TAXES AND OTHER WITHHOLDING

Upon any exercise, vesting, payment or other taxable event with respect to any LTI, the Company shall have the right at its option to:

●	require the Holder (or the Holder’s personal representative or beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Company may be required to withhold with respect to such LTI event or payment; or
●	deduct from any amount otherwise payable in cash to the Holder (or the Holder’s personal representative or beneficiary, as the case may be), with respect to any LTI or otherwise, the amount of any taxes which the Company may be required to withhold.

In the event the Company is required to withhold any taxes with respect to Performance Shares or Restricted Stock Units before the Performance Shares or Restricted Stock Units, as the case may be, become payable, the Company may reduce the number of Performance Shares or Restricted Stock Units subject to the award (with the reduction to be taken against the portion of the award as to which the tax withholding obligation relates) by the number of units, rounded up to the next whole unit for fractional shares and with each unit having a value for this purpose equal to the closing price per share of EIX Common Stock on the New York Stock Exchange for the business day immediately preceding the date of the applicable withholding, as is necessary to satisfy the applicable withholding obligation.

In the case of any LTI payable in whole or part in EIX Common Stock, to the extent that the payment of that award pursuant to exercise or vesting requires tax withholding and a sufficient amount of cash is not generated from the underlying transaction as to that award to satisfy such withholding obligations, EIX shall substitute a cash award for a number of shares of Common Stock otherwise issuable pursuant to the award, rounded up to the next whole share for fractional shares and valued in a consistent manner at their fair market value as of the date of such exercise (in the case of EIX Options), at their fair market value based on the closing price per share of EIX Common Stock on the date of the Committee’s certification in Section 4.2 and Section 4.3 above (in the case of Performance Shares), or (in the case of Restricted Stock Units) at a fair market value based on the closing price per share of EIX Common Stock on January 4, 2027 (or, as to any Restricted Stock Units that have vested pursuant to Section 8.3, 8.4, 8.5 or 9 (including any payment made pursuant to Section 14.7, but excluding any payment where the time for payment is determined by reference to Section 8.2(C)), the closing price per share of EIX Common Stock on the New York Stock Exchange for the business day immediately preceding the day of payment), as is necessary to satisfy the applicable withholding obligation in connection with such award transaction to the extent that such withholding amount exceeds the amount of cash generated from the underlying transaction and not otherwise deferred.  If for any reason EIX cannot or elects not to satisfy such withholding obligations in such manner, in each case, with the approval of the Committee as to a Section 16 Person (as defined below), the Company shall have the right to satisfy such withholding obligations, or require the Holder to satisfy such withholding obligations, as otherwise provided above.

In the case of any LTI payable in whole or part in EIX Common Stock, to the extent that the payment of that award pursuant to exercise or vesting requires Garnishment Payments by the Company, and a sufficient amount of cash is not generated by the underlying transaction as to that award to satisfy the Garnishment Payment obligations arising from such transaction, the Company shall substitute a cash award for a number of shares of Common Stock otherwise issuable pursuant to the award, rounded up to the next whole share for fractional shares and valued in a consistent manner at their fair market value as of the date of such exercise (in the case of EIX Options), at their fair market value based on the closing price per share of EIX Common Stock on the date of the Committee’s certification in Section 4.2 and Section 4.3 above (in the case of Performance Shares), or (in the case of Restricted Stock Units) at a fair market value based on the closing price per share of EIX Common Stock on the New York Stock Exchange for January 4, 2027 (or, as to any Restricted Stock Units that have vested pursuant to Section 8.3, 8.4, 8.5 or 9 (including any payment made pursuant to Section 14.7, but excluding any payment where the time for payment is determined by reference to Section 8.2(C)), the closing price per share of EIX Common Stock on the New York Stock Exchange for the business day immediately preceding the day of payment), equal to the amount required by any Garnishment, less any cash received and not deferred in connection with such award transaction.  For this purpose, “Garnishment” means garnishment orders, levies, and other assessments imposed by legal authority and “Garnishment Payments” means payments required by the Company pursuant to any such Garnishment.

11.	CONTINUED EMPLOYMENT

Nothing in the award certificate or these Terms will be deemed to confer on the Holder any right to continue in the employ or service of EIX, any of its subsidiaries, or any other entity or interfere in any way with the right of any of them to terminate his or her employment or service at any time.

12.	INSIDER TRADING; SECTION 16
12.1	Insider Trading. Each Holder shall comply with all EIX notice, trading and other policies regarding transactions in and involving EIX securities (including, without limitation, policies prohibiting insider trading).
12.2	Section 16. If an LTI is granted to a person who is or later becomes subject to the provisions of Section 16 of the Exchange Act (“Section 16”) in respect of EIX (a “Section 16 Person”), the LTI will immediately and automatically become subject to the requirements of Rule 16b-3(d) and/or 16b-3(e) ( the “Rule”) and may not be exercised, transferred or (to the extent permitted by Section 409A of the Code without triggering any tax, penalty or interest thereunder) paid until the Rule has been satisfied. Approval of these Terms is intended to satisfy the Rule. However, in its sole discretion, the Committee may take any other action to assure compliance with the requirements of the Rule, including (to the extent permitted by Section 409A of the Code without triggering any tax, penalty or interest thereunder) withholding delivery to Holder (or any other person) of any security or of any other payment in any form until the requirements of the Rule have been satisfied. The Secretary of EIX may waive compliance with the requirements of the Rule if he or she determines the transaction to be exempt from the provisions of paragraph (b) of Section 16.
12.3	Notice of Disposition. The Holder agrees that if he or she should plan to dispose of any shares of stock acquired on the exercise or payment of LTI awards (including a disposition by sale, exchange, gift or transfer of legal title) and the Holder is a person who is required to preclear EIX securities transactions, the Holder will notify EIX prior to such disposition.
13.	AMENDMENT

The LTI are subject to the terms of the Plan, as it may be amended from time to time.  EIX reserves the right to amend these Terms from time to time to the extent that EIX reasonably determines that the amendment is necessary or advisable to comply with applicable laws, rules or regulations or to preserve the intended tax consequences of the applicable LTI.  The LTI may not otherwise be amended or terminated (by amendment to or of the Plan or otherwise) in any manner materially adverse to the rights of the Holder of the affected LTI without such Holder’s consent.

14.	MISCELLANEOUS
14.1	Force and Effect. The various provisions herein are severable in their entirety. Any determination of invalidity or unenforceability of any one provision will have no effect on the continuing force and effect of the remaining provisions.
14.2	Governing Law. These Terms will be construed under the laws of the State of California.

14.3	Notice. Unless waived by EIX, any notice required under or relating to the LTI must be in writing, with postage prepaid, addressed to: Edison International, Attn: Corporate Secretary, P.O. Box 800, Rosemead, CA 91770.
14.4	Construction. These Terms shall be construed and interpreted to comply with Section 409A of the Code. Additionally, when any provision of this document refers to a date, including a date implied by the end of a specified period, and that date falls on a holiday or weekend, the date shall be deemed to be the immediately preceding business day on which the New York Stock Exchange is open, except that the last day of the Performance Period shall occur on December 31, 2026 and in no event shall the term of an EIX Option extend beyond its maximum 10-year term. Any determination of trading price or fair market value for purposes of these Terms shall be made consistent with the resolutions adopted by the EIX Board of Directors on July 19, 2001 entitled “Fair Market Value Measure for Equity-Based Awards.”
14.5	Transfer Representations and Limitations.
(A)	Transfer Representations. The Holder agrees that any securities acquired by him or her hereunder are being acquired for his or her own account for investment and not with a view to or for sale in connection with any distribution thereof and that he or she understands that such securities may not be sold, transferred, pledged, hypothecated, alienated, or otherwise assigned or disposed of without either registration under the Securities Act of 1933 or compliance with the exemption provided by Rule 144 or another applicable exemption under such act.
(B)	Transfer Limitations with Respect to Stock Ownership Guidelines. The Holder agrees that if he or she is an officer of EIX or one of its affiliates who is covered by EIX’s Stock Ownership Guidelines for Officers (“Ownership Guidelines”) at the time the Holder proposes to sell or otherwise transfer any securities acquired by him or her hereunder or under any prior long-term incentive award granted by the Corporation to the Holder (collectively, “Acquired Securities”), the Holder will not sell or otherwise transfer any Acquired Securities if such sale or transfer would violate the Ownership Guidelines.
14.6	Award Not Funded. The Holder will have no right or claim to any specific funds, property or assets of the Companies as to any award of LTI.
14.7	Section 409A. Notwithstanding any provision of these Terms to the contrary, if the Holder is a “specified employee” as defined in Section 409A of the Code, the Holder shall not be entitled to any payment with respect to any LTI subject to Section 409A in connection with the Holder’s Separation from Service until the earlier of (a) the date which is six (6) months after the Holder’s Separation from Service for any reason other than the Holder’s death, or (b) the date of the Holder’s death. Any amounts otherwise payable to the Holder following the Holder’s Separation from Service that are not so paid by reason of this Section 14.7 shall be paid as soon as practicable for EIX (and in all events within ninety (90) days) after the date that is six (6) months after the Holder’s Separation from Service (or, if earlier, the date of the Holder’s death). The provisions of this Section 14.7 shall only apply if, and to the extent, required to comply with Section 409A of the Code.
14.8	Recoupment. Any shares, cash or other property that may be issued, delivered or paid to a Holder in respect of the LTI shall be deemed an unearned advance (notwithstanding any other provision of these Terms that may refer to or provide that a particular award or compensation is earned or vested) that is subject to recoupment pursuant to this Section 14.8. Any award amount deferred pursuant to the terms of a deferred compensation plan of the Company in respect of the LTI shall be subject to forfeiture pursuant to this Section 14.8. By continuing to be employed by EIX or its participating affiliates after the date of grant of the LTI, the Holder agrees and consents to the enforcement and implementation of the provisions set forth in this Section 14.8 without further consent or action being required of the Holder, and the Holder further agrees that neither EIX nor any participating affiliate (nor any of their respective subsidiaries) shall indemnify the Holder against the loss of any amounts recouped pursuant to this Section 14.8.

Notwithstanding any provision of these Terms to the contrary, the LTI, as well as any shares of Common Stock, cash or other property that may be issued, delivered or paid in respect of the LTI, as well as any consideration that may be received in respect of a sale or other disposition of any such shares or property, shall be subject to:

(A)Recoupment by EIX or forfeiture by the Holder in the event that (i) the Holder’s employment with the Companies is terminated by the Companies or if such Holder is placed on unpaid leave by the Companies and (ii) the Company determines that such termination or unpaid leave placement arose from such Holder having engaged in Misconduct (as defined below); provided, that this subsection (A) shall only be applicable to the Holder commencing as of the later of (i) the date of grant of the LTI or (ii) the date on which the Holder is first elected as a vice president of EIX or SCE or as an officer with a more senior title at EIX or SCE; and
(B)Any recoupment, “clawback” or similar provisions of applicable law, as well as the EIX and SCE Incentive Compensation Recoupment Policy for Accounting Restatements, as in effect from time to time (such policy, the “Mandatory Recoupment Policy”), and any other recoupment, “clawback” or similar policies of the Company that may be in effect from time to time; provided, however, that any portion of the shares of Common Stock, cash or other property or consideration in respect of the LTI that is recouped pursuant to the Mandatory Recoupment Policy or as required by applicable law shall not be subject to further recoupment or forfeiture under subsection (A) immediately above or any other recoupment, “clawback” or similar policies of the Company that may be in effect from time to time.

In the circumstances referenced in subsection (A) above, the applicable Recoupment Administrator shall determine the extent (if any) to which an award to the Holder and/or any shares, cash or other property that may have been issued, delivered or paid to the Holder in respect of the LTI, and/or any consideration that may have been received in respect of a sale or other disposition of any such shares or property, shall be forfeited or recouped. To the extent any such shares, cash, other property, and/or consideration is to be recouped, the Holder shall promptly pay to the Company (or, in the case of shares of Common Stock, deliver to EIX) the amount of the required recoupment. For purposes of this Section 14.8, “Misconduct” as to a Holder means (1) the occurrence of any act or omission by the Holder that could reasonably be expected to result in (or has resulted in) such Holder’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or for any indictable offense or crime involving moral turpitude; (2) the Holder’s commission of an act of fraud, embezzlement, misappropriation, or breach of fiduciary duty against any of the Companies or any of their officers, directors, employees, customers, suppliers, insurers or agents; or (3) any violation by the Holder of a provision in the EIX Code of Conduct, as in effect from time to time (or, as to a Holder employed by an affiliate of EIX who is subject to a Code of Conduct maintained by an affiliate of EIX at the applicable time, the Holder’s violation of a provision of such affiliate’s Code of Conduct as then in effect).

For purposes of this Section 14.8, “Recoupment Administrator” means the Committee or other body, individual or individuals, as the case may be, to whom the authority to determine whether to recoup compensation due to misconduct has been delegated by the Committee for purposes of the LTI.